EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
JNL Investors Series Trust:

We consent to the use of our report dated February 24, 2017, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

September 18, 2017
Chicago, Illinois